Exhibit 99.1

PondelWilkinson Inc. 2945 Townsgate Road, Suite 200 Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

NEWS RELEASE	CONTACTS:

Rodney C. Sacks
Chairman and Co-Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman and Co-Chief Executive Officer
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE ANNOUNCES AUDITOR CHANGE

-- Audit Committee Approves Ernst & Young LLP as Auditor for Fiscal Year Ending December 31, 2023 --

-- Deloitte & Touche LLP Continues as Auditor for Fiscal Year Ended December 31, 2022 --

Corona, CA – January 13, 2023 – Monster Beverage Corporation (NASDAQ: MNST) today announced that, as a result of a review process, the Audit Committee of its Board of Directors has approved the engagement of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2023, subject to the execution of an engagement letter. Deloitte & Touche LLP (“Deloitte”), the Company’s current independent registered public accounting firm, will continue as the Company’s independent registered public accounting firm for the year ended December 31, 2022. The review process was not related to any disagreement between the Company and Deloitte.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster® non-carbonated espresso + energy drinks, Rehab® Monster® non-carbonated energy drinks, Monster Hydro® Energy Water non-carbonated refreshment + energy drinks, Monster Hydro Super Sport® Superior Hydration non-carbonated refreshment + energy drinks, Monster HydroSport Super Fuel® non-carbonated advanced hydration + energy drinks, Monster Dragon Iced Tea® non-carbonated energy teas, Muscle Monster® non-carbonated energy shakes, Monster Energy® Nitro energy drinks, Reign Total Body Fuel® high performance energy drinks, Reign Inferno® thermogenic fuel high performance energy drinks, True North® Pure Energy Seltzer energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Play® and Power Play® (stylized) energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Live+® energy drinks, Predator® energy drinks and Fury® energy drinks. The Company acquired CANarchy Craft Brewery Collective LLC in February 2022 and added a number of craft beers and hard seltzers to its product portfolio. For more information visit, www.monsterbevcorp.com.

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